Exhibit 99.3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that IKB Deutsche Industriebank Aktiengesellschaft (the “Company”) of Düsseldorf, Germany, appoints Marco Witting, for and in name of the Company, to execute the Form CB and Form F-X to be filed by the Company with the U.S. Securities and Exchange Commission in connection with the IKB Funding Trust II consent solicitation and transaction to be undertaken by the Company.

IN WITNESS WHEREOF, I have executed this Power of Attorney this 26th day of May, 2017.

IKB DEUTSCHE INDUSTRIEBANK
AKTIENGESELLSCHAFT

By:	/s/ Stefanie Lindemann
	Name:	Stefanie Lindemann
	Title:	Abteilungsdirektorin “Department Director”

By:	/s/ James Sankey
	Name:	James Sankey
	Title:	Authorised Officer